SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    AUGUST 14, 2001
                                                       -------------------


                             CORECOMM LIMITED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                         000-31359                     23-3032245
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(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
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(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8485
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
-------    -------------

     On August 14, 2001, CoreComm Limited announced its operating results for the three months ended March 31, 2001.

     A copy of the press release referenced herein is attached as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits.
-------    ----------------------------------
           Exhibits

99.1       Press release, issued August 14, 2001.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CORECOMM LIMITED
                                        (Registrant)

                                        By: /s/  Richard J. Lubasch
                                        ----------------------------------
                                        Name:    Richard J. Lubasch
                                        Title:   Senior Vice President-
                                                  General Counsel


Dated: August 14, 2001

                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued August 14, 2001

                                                                    Exhibit 99.1
[CORECOMM LOGO]

FOR IMMEDIATE RELEASE


                  CORECOMM LIMITED ANNOUNCES FINANCIAL RESULTS
                         FOR THE SECOND QUARTER OF 2001

         Financial results significantly improved, with a 65% reduction in EBITDA losses from the first quarter 2001

         New York, New York (August 14, 2001) - CoreComm Limited (NASDAQ: COMM) announced today its operating results for the three months ended June 30, 2001. The results represented significant improvement over the first quarter and prior periods.

         Over the last few months, the Company has engaged in significant efforts to reduce operating expenses in all areas of its business, while maintaining its revenue initiatives. These plans are being implemented through a variety of means, including facility consolidation, headcount reduction, efficiency improvements, vendor negotiations and network optimization.

         The Company remains focused on its two most successful and promising lines of business: the first is integrated communications products and other high bandwidth/data/web-oriented services for the business market; the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

         Thomas Gravina, Chief Operating Officer of CoreComm said, "Our second quarter results reflect consistent improvement and greater efficiency in our operations. We have been engaged in a comprehensive effort to reduce operating expenses in all areas of our business; simultaneously, we are focused on new marketing opportunities for revenue growth. These initiatives are beginning to bear fruit. In the second quarter, our EBITDA (before corporate expenses) was ($7.8) million, compared to ($22.2) million in the first quarter of 2001 and ($28.4) million in the fourth quarter of last year. At the same time that we have achieved cost savings, we have also improved our levels of customer service and expanded and developed our product offerings. In addition, we have been able to achieve expense reductions while maintaining modest overall revenue growth in the second quarter. These results represent a significant achievement in such a short period of time, and reflect the focus of our senior management on increasing the profitability of our operations and growing revenues. Based on current trends in our lines of business, we expect continued improvement in our results for the remainder of the year and going forward.

         "CoreComm has a unique combination of successful businesses. In both the business and residential markets, we are effectively executing our business model of delivering bundled packages of profitable telephony, data and web-related services to our customers. There is continuing growth in demand for our products, and our service offerings represent a real alternative choice for businesses and consumers for their telecommunications needs. Although the capital markets continue to be challenging for many industries, we are making significant progress down the path of profitability in the near future through the execution of our successful business model."

                              OPERATING HIGHLIGHTS

     Subscriber Data

         The Company had the following subscribers as of June 30, 2001:

                                                           June 30, 2001
                                                           -------------

     Residential Local Access Lines                             58,200
     Business Local Access Lines                               225,300
     Toll-related Access Line Equivalents                      484,600
     Internet Subscribers                                      376,000
     Other Data Customers (1)                                   17,200

     (1) Other data customers included Point-to-Point data, Frame Relay, Web Development, Web Hosting, E-Commerce, Collocation and other related customers.

     Revenue Breakdown

     The Company's revenues in the second quarter were attributable to the following service categories:

                                                             June 30, 2001
                                                           -------------

     Local Exchange Services                                     33%
     Toll-related Telephony Services                             28%
     Internet, Data and Web-related Services                     31%
     Other Revenue                                                8%
                                                               -----
          Total                                                 100%


     Cost Savings Initiatives

     The Company has engaged in a significant cost reduction effort over the last several months. These changes are reflected in the decrease in the Company's total expenses as shown in the table below:


                                     Three months ended,
                        % reduction    June 30,    March 31,    December 31,
($ in thousands)           Q4-Q2         2001         2001          2000
                           -----         ----         ----          ----

Operating Expenses           11%       $57,662      $63,520       $ 64,877
Selling, general and
  administrative             40%        23,369       31,599         38,966
Corporate Expenses           62%         1,626        3,894          4,325
                             ---         -----        -----          -----
     Total Expenses          24%       $82,657      $99,013       $108,168

         The expense reductions shown above are the result of a variety of cost reduction measures. Certain of these cost savings initiatives are also expected to generate additional savings during the remainder of the year and going forward. The Company's initiatives have also expanded our product offerings and market opportunities. The following are examples of various operating changes that have contributed to or will result in future expense reductions and revenue opportunities:

         o The Company has consolidated the network operations of CoreComm and its recent acquisitions, ATX and Voyager. In conjunction with this integration, the Company has made significant progress in consolidating network assets, eliminating redundant and less profitable facilities, and improving the overall efficiency and utilization of the combined networks.
         o Costs of delivering telephony services have also been reduced by capitalizing on more profitable UNE, UNE-P, and Enhanced Extended Loop (EEL) provisioning and pricing from the incumbent local exchange carriers in our territories.
         o In conjunction with the above initiatives to increase gross margins, the Company has also completed a full review of the profitability of its product lines. This has lead to an increase in prices for certain legacy product offerings as well as modifications and enhancements of our current business and residential product offerings. Some of these changes have led to intended churn of customers that did not meet the Company's revised profitability targets.
         o The Company has consolidated its customer service and operational facilities for business services from the Mid-West into the Company's existing operations in the Mid-Atlantic region.
         o In the residential division, the Company has consolidated its Cleveland operations primarily into the existing facility in Columbus.
         o In the Internet division, the Company's call center operations in Wisconsin are in the process of being consolidated into the existing facility in Lansing, Michigan.
         o The above initiatives and other general cost reduction efforts have resulted in headcount reductions as well as elimination of other expenses related to overhead and general and administrative expenses.

         In addition, in an effort to maintain and improve its general financial position, the Company has also engaged in discussions with many of its vendors. The intent of these discussions has been to improve the terms and conditions of its various arrangements. These discussions have included the reduction or elimination of current payable balances as well as more favorable present and future contract terms and conditions. The Company has been successful in these discussions to date, particularly with the many vendors that wish to maintain an ongoing successful relationship with the Company.

         In conjunction with these initiatives, the Company has recorded reorganization charges, which are discussed further below.

                                FINANCIAL RESULTS

                                         Three Months Ended June 30,
                                            2001               2000 (1)
                                      --------------      ----------------
                                            (in thousands, except
                                                per share data)
  Revenues                               $  73,243            $  19,397

  Costs and expenses:
  Operating                                 57,662               27,854
  Selling, general and
     administrative                         23,369               27,988
                                      --------------      ----------------
       EBITDA                               (7,788)             (36,445)

  Corporate                                  1,626                2,800
  Non-cash compensation                      3,234               32,186
  Reorganization charges                    33,366                 (408)
  Depreciation and amortization             34,698               10,056
                                      --------------      ----------------
     Operating (loss)                      (80,712)             (81,079)

  Other income (expense):
  Net interest and other                   (11,551)              (2,044)
  Income tax benefit (provision)               167                  (67)
                                      --------------      ----------------

     Net (loss)                           $(92,096)            $(83,190)
                                      ==============      ================

    Basic and diluted net (loss)
        per share (2)                       $(1.04)               $(2.08)
                                      ==============      ================

  Weighted average shares                   93,613                40,047


(1) As a result of the completion of the acquisitions of Voyager and ATX in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.
(2) After giving effect to the dividends and accretion on preferred stock of $5,553 in the three months ended June 30, 2001.

                         DISCUSSION OF OPERATING RESULTS

In July 2001, we finalized the streamlining of our operating structure to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via
Internet-centric interfaces to the residential market.

Over the last few months, we have engaged in significant efforts to reduce expenses in all areas of our business, while maintaining our revenue initiatives. These plans are being implemented through a variety of means, including facility consolidation, headcount reduction, efficiency improvements, vendor negotiations and network optimization.

As a result of the significant enhancements to our business plan, we had a 0.4% increase in revenues this quarter as compared to first quarter of 2001, and 16.5% and 23.6% reductions in operating, selling, general and administrative and corporate expenses this quarter as compared to first quarter of 2001 and fourth quarter of 2000, respectively. We expect these trends to continue throughout the remainder of 2001.

As a result of the completion of the acquisitions of Voyager and ATX in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

Certain costs and expenses aggregating $7,326,000 have been reclassified in the first quarter of 2001 to conform to the presentation in the current quarter. Operating expenses have been reclassified to $63,520,000 and selling, general and administrative expenses have been reclassified to $31,599,000. This reclassification had no effect on EBITDA or net loss.

The increase in revenues to $73,243,000 from $19,397,000 is due to acquisitions in 2000, which accounted for $54,815,000 of the increase. This increase is offset by a decline in the customer base associated with the USN assets. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter.

Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $57,662,000 from $27,854,000 due to acquisitions in 2000, which amounted to $36,892,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan as described above.

Selling, general and administrative expenses decreased to $23,369,000 from $27,988,000 due to the significant cost savings from the implementation of our modified business plan as described above. This decrease was offset by an increase in costs due to acquisitions in 2000, which amounted to $15,997,000.

Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $1,626,000 from $2,800,000 primarily as a result of the implementation of our modified business plan as described above.

In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million due to the issuance of options to employees at an exercise price of $14.55 which was less than the fair value of the Company's common stock on the date of the grant. From April 2000 to June 30, 2001, $16.2 million of the deferred non-cash compensation was charged to expense, including $3.2 million in the second quarter of 2001. We will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows:
$6.4 million in 2001, $7.5 million in 2002 and $1.2 million in 2003.

Reorganization charges of $33,366,000 in 2001 relate to the Company's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. Cash paid for reorganization charges in 2001 was $4,767,000. In addition, $21,748,000 of the 2001 charge is for equipment and other assets that will not require any future cash outlays. In 2000, $408,000 of the reorganization charges recorded in March 2000 were reversed. We continue to review our operations and may incur additional charges in the future related to further restructuring or downsizing of our operations.

Depreciation and amortization expense increased to $34,698,000 from $10,056,000 primarily due to the amortization of goodwill from the acquisitions in 2000.

Net interest and other decreased to expense of $11,551,000 from expense of $2,044,000 primarily due to increased borrowings to fund our acquisitions and operations.

The income tax benefit of $167,000 in 2001 is from state and local income tax refunds and the provision of $67,000 in 2000 is for state and local income tax.

                                       ***

CoreComm provides integrated telephone, Internet and data services to business and residential customers in several markets in the United States

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to the historical information presented, this release also includes certain forward-looking statements concerning trends in operating results. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, industry trends, technological developments, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate fluctuations, and availability, terms and deployment of capital. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.


For further  information  please  contact:
  Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8485.